April 2011 Pricing Sheet dated April 25, 2011 relating to Preliminary Pricing Supplement No. 725 dated March 29, 2011 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the Dow Jones Industrial Average due April 30, 2015
PRICING TERMS – APRIL 25, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 25, 2011
Original issue date:	April 28, 2011 (3 business days after the pricing date)
Maturity date:	April 30, 2015
Aggregate principal amount:	$728,000
Interest:	None
Underlying index:	Dow Jones Industrial Average (the “index”)
Payment at maturity:	•	If the final index value is greater than the initial index value:
$1,000 + the greater of (i) $1,000 x the index percent change or (ii) the upside payment
	•	If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$1,000
	•	If the final index value is less than 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:
$1,000 x (index performance factor + 15%)
Because the index performance factor will be less than 85% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $150 per security.
Upside payment:	$310 per security (31% of the stated principal amount)
Index percent change:	(final index value – initial index value) / initial index value
Buffer amount:	15%
Index performance factor:	final index value / initial index value
Initial index value:	12,479.88, which is the closing value of the index on the pricing date
Final index value:	The closing value of the index on the valuation date
Valuation date:	April 27, 2015, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
CUSIP:	617482TB0
ISIN:	US617482TB04
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$728,000	$21,840	$706,160
(1)      The price to public for investors purchasing the securities in fee-based advisory accounts will be $975 per security.
(2)      Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated,, a fixed sales commission of $30 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $5 per security.  For additional information, see “Description of Securities––Supplemental information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The Dow Jones Industrial Average is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”) and has been licensed for use.  “Dow Jones”, “Dow Jones Industrial Average”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates, and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 725 dated March 29, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.